UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of acquisition or disposition of Assets.

On September 3, 2013, Versar, Inc. (“Versar”) acquired all of the issued and outstanding capital stock of Geo-Marine, Inc. (“GMI”), a Texas corporation, from Applied Research Associates, Inc. (“ARA”). GMI provides engineering design, construction management, environmental planning and programming, and other services in support of a wide range of government, industry and commercial clients. The outstanding capital stock of GMI was acquired by Versar pursuant to a Stock Purchase Agreement by and among Versar, GMI and ARA, entered into on September 3, 2013.

The maximum aggregate purchase price to be paid by Versar to ARA is $6,500,000, which is comprised of: (i) $3,100,000 of cash paid at closing; (ii) a seller note in the principal amount of $1,250,000 issued by Versar to ARA at closing; and (iii) up to $2,150,000 in contingent payments to be paid based on the achievement of certain contract award and revenue goals. The purchase price is subject to a post-closing adjustment based on an agreed target net working capital of GMI as of the date of closing. The Stock Purchase Agreement contains customary representations and warranties and requires ARA to indemnify Versar for certain liabilities arising under the agreement, subject to certain limitations and conditions.

Item 2.02 Results of Operations and Financial Condition.

On September 3, 2013, Versar issued a press release announcing Versar’s financial results for the fiscal year ended June 28, 2013. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 7.01 Regulation FD Disclosure.

On September 3, 2013, Versar issued a press release announcing the acquisition of GMI. The press release is furnished as Exhibit 99.2 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release issued on September 3, 2013 relating to the Company’s financial results

99.2 Press Release issued on September 3, 2013 relating to the acquisition of Geo-Marine, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 3, 2013	VERSAR, INC.

	By:	/s/ Joshua J. Izenberg
Joshua J. Izenberg
Senior Vice President and General Counsel